EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 14, 2019, with respect to the consolidated financial statements, and internal control over financial reporting included in the Annual Report of Laredo Petroleum, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Laredo Petroleum, Inc. on Form S-3 (File No. 333-209887) and on Forms S-8 (File No. 333-178828 and File No. 333-211610).

/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
February 14, 2019